[Form of Long Term Incentive Program Award]

[MASCO CORPORATION LETTERHEAD]

[Date]

[Executive Name]
[Executive Address]
______________
______________

RE:	RSU Grant Under the [Insert Performance Period] LTIP Program

Dear [Executive Name]:

You have been designated to be a participant (a “Participant”) in Masco Corporation’s [insert Performance Period] Long-Term Incentive Program (the “LTIP Program”) by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”). This grant letter (“Grant Letter”) contains terms and conditions that apply to your grant (the “Grant”) of Restricted Stock Units (“RSUs”).

The Grant may entitle you to receive Shares of the Company’s common stock (“Shares”) as a share award (“Share Award”), if certain conditions are satisfied, including approval of the Share Award by the Committee following the Performance Period. All of your rights to the Grant are described in this Grant Letter and the 2014 Long Term Stock Incentive Plan (the “Plan”), which, together, constitute your performance award agreement (the “Agreement”).

YOUR GRANT

You have been granted ______ RSUs for the three-year period that begins on January 1, ____, and ends on December 31, ____ (the “Performance Period”). Subject to the terms contained in this Grant Letter, if the Committee determines (following the end of the Performance Period), that an average Return on Invested Capital (“ROIC”), as defined below, was achieved by the Company at the Threshold Performance Score Percentage (as defined below) or greater, then a Share Award will be made to you on the Share Award Date (as defined below).

THE LTIP PROGRAM

Purpose of the Program

The purpose of the LTIP Program is to provide an additional incentive for you to contribute to the achievement of the Company’s long-term growth and profitability goals established by the Committee at the beginning of the Performance Period, and to align your efforts with stockholder interests. The Committee has set performance goals at levels that are consistent with the Company’s long-range business plan, and the achievement of these goals will require a high level of performance over the Performance Period.

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[Executive Name]
[Date]

Summary of the Program

Participants in the LTIP Program are typically members of Masco’s executive officer group. An individual’s eligibility to be a Participant in the LTIP Program is determined by the Committee at the beginning of the Performance Period. The Committee has also specified the minimum (the “Threshold”), the target (the “Target”), and the Maximum (the “Maximum”) Performance Score Percentages, which are increasing levels of performance goals, as defined in this Grant Letter. The Company’s performance during the Performance Period will be evaluated against these Performance Score Percentages.

Following the completion of each year during the Performance Period, the Company will certify that year’s financial results to the Committee. At the end of the Performance Period, the Committee will then calculate the Company’s three-year average ROIC, as defined below, and if at least the Threshold Performance Score Percentage goal is attained, the RSUs will be redeemed in favor of a Share Award after the end of the Performance Period, as provided in this Grant Letter. Any Share Award is subject to the Committee’s right to exercise negative discretion (to reduce or eliminate an award at any time) and to the provisions of the LTIP Program. The definitions, procedures, and timing of the LTIP Program are described in more detail below.

Definitions

Words capitalized in this Grant Letter will have the meanings given to them in this letter, or, if not defined in this Grant Letter, then as defined in the Plan. The following definitions relate specifically to the Grant and the performance criteria:

“Adjusted After-Tax Operating Income” – this is equal to reported operating income of the Company for the year, adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, multiplied by the positive difference between the following: [one minus the decimal equivalent of the then-applicable nominal corporate tax rate].

“Adjusted Invested Capital” – this is the average reported shareholders’ equity, adjusted to include the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the effect of special charges and certain other non-recurring income and expenses, plus average short-term and long-term debt minus average cash and cash investments, where each such component’s average is determined by combining the current year’s and prior year’s respective amounts and dividing each resulting sum by two.

“ROIC” – this is an acronym for “Return on Invested Capital” and, for each year within a Performance Period, will be determined by dividing the year’s Adjusted After-Tax Operating Income by Adjusted Invested Capital. The annual ROIC percentages will be aggregated and divided by three to determine the average annual ROIC for use in the LTIP Program calculations.

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[Executive Name]
[Date]

“RSU” - this is an acronym for “Restricted Stock Unit” and refers to a bookkeeping entry unit that may convert to a Share under certain circumstances. While in the form of a bookkeeping entry, RSUs are recorded on a one-for-one RSU-to-Share basis. However, an RSU can result in more or less Shares depending on the achievement level of the goals. If an RSU does not convert to a Share at the conclusion of the Performance Period as provided in the LTIP Program, it will lapse and be forfeited without further consideration.

It is important to note that the terms above will be construed consistent with generally accepted accounting principles, where applicable. In addition to the adjustments noted above, the Committee will also adjust the components of ROIC to exclude, as applicable, the following unusual items: rationalization charges, gains and losses from discontinued operations and other unusual, non-recurring gains and losses that are separately identified and reported.

Goals for the Performance Period

The following Performance Score Percentages and three-year average ROIC goals have been established by the Committee for the Performance Period:

Performance Score Percentages	Threshold 40%	Target 100%	Maximum 200%
Three-Year Average ROIC Goals	___%	___%	___%

Determination of Achieved Performance Score Percentage and Amount of Share Award

Following the completion of each year during the Performance Period, the Company will certify that year’s financial results to the Committee and, at the end of the Performance Period, the Committee will then calculate the Company’s three-year average ROIC. Based on the three-year average ROIC, the Committee will determine the achieved Performance Score Percentage for the Performance Period.

If the achieved Performance Score Percentage for the three-year average ROIC is less than the Threshold Performance Score Percentage, no Share Award will be made and your Grant will lapse and be forfeited. If the Threshold Performance Score Percentage is achieved, subject to the Committee’s right to exercise negative discretion, your Share Award will be determined by multiplying the achieved Performance Score Percentage by the number of RSUs in your Grant, and rounded to the nearest whole Share.

Continued Employment for Share Award and Timing of Shares

Except as described below, to qualify for a Share Award, you must be employed by the Company or an Affiliate on the Share Award Date (as defined below). If your employment is

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[Executive Name]
[Date]

transferred within the Company or to an Affiliate, even if to a position in which you are no longer eligible to participate in the LTIP Program, you will continue to be eligible for a Share Award (prorated or not, as the case may be) following the Committee’s approval of that Share Award, as if the employment transfer had not occurred (unless the Committee determines that there was another reason for the transfer that violates, or is subject to, another provision of the Agreement).

Once a Share Award is approved by the Committee in 2020, the Shares will be issued to you no earlier than February 15, ____, and no later than March 15, ____ (the distribution date being the “Share Award Date”). You may be required to accept certain terms and conditions after the end of the Performance Period with respect to any Shares that may be issued to you.
Special Circumstances
Notwithstanding the foregoing, there are certain other employment situations in which the terms of your Grant may be modified, including the following:

•
If you voluntarily terminate your employment at age sixty-five (65) or later, prior to the Share Award Date, then, in the discretion of the Committee, a cash payment equal to the value of a prorated Share Award (where the prorated amount is determined by the Committee and may be based, in part, on the length of your service) that would otherwise have been made to you, may be made to you at the same time as Share Awards are made; and

•
If, prior to the Share Award Date, (1) there is a Change in Control of the Company (as defined in the Plan) and you are terminated from employment at the time of the Change in Control or within a specified period of time after the Change in Control (as determined by the Committee) or you resign from employment for Good Reason (as determined by the Committee) within that specified period, or (2) you die, or (3) you become permanently and totally disabled (as determined by the Committee), then, in the discretion of the Committee, a cash payment equal to the value of a prorated Share Award (where the prorated amount is determined by the Committee and may be based, in part, on the length of your service) that would otherwise have been made to you, may be made to you at the same time as Share Awards are made.

Administration, Amendment, and Termination of the Program

The Committee has the sole authority and discretion to interpret the LTIP Program and its related documents and to administer the LTIP Program. The Committee may amend or terminate the LTIP Program at any time. Neither the Company nor the Committee is obligated to make the LTIP Program (in whole or in part), or any other program, available to you or to any other employee at any time. The Committee may suspend, eliminate, or reduce a Grant, Share Award, or Shares for any Participant who fails to achieve an acceptable level of personal performance and professionalism.

General Information Regarding Your Acceptance

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[Executive Name]
[Date]

By signing and returning this Grant Letter, you agree to accept the Grant, and you voluntarily agree to the terms and conditions of the Agreement and acknowledge that:

•	You have read and you understand this Grant Letter (including Exhibit A, which is incorporated as part of this Grant Letter) and the Agreement;

•	You have received or have access to all of the documents referred to in this Grant Letter;

•
There are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, or performance awards, except as may be evidenced by other agreements entered into by you and the Company or Committee;

•
You may be required to accept certain terms and conditions at the end of the Performance Period with respect to any Shares that may be issued to you resulting from any portion of the Award that may be achieved;

•
This Agreement will be governed by and interpreted in accordance with Michigan law, unless preempted by applicable Federal law. The headings in this Grant Letter are for information purposes only and are not a substantive part of the operative Agreement; and

•
The LTIP Program is, in all respects, subject to the documents referenced in this Grant Letter and the Committee’s application of its negative discretion, and is intended to comply with, or be exempt from, as the case may be, the provisions of Internal Revenue Code Sections 162(m) and 409A.

Please indicate your agreement to this Grant and the Agreement, effective as of the date of this Grant Letter, by signing the attached duplicate original and returning it to the Company.

Very truly yours,

Masco Corporation

By: ___________________
Keith J. Allman
Its:     Chief Executive Officer

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[Executive Name]
[Date]

[SIGNATURE BLOCK FOR THE CEO’S GRANT LETTER:

Very truly yours,

The Organization and Compensation Committee of Masco Corporation

By: ___________________
Donald R. Parfet
Its:     Chairman]

AGREED TO THE FOREGOING:

_______________________________________
[Executive]

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EXHIBIT A
to
Grant Letter
Dated _____________

Participant’s Further Acknowledgements

The terms and conditions contained in this Exhibit A have been incorporated into the Grant Letter and are binding on the Participant.

You agree not to engage in certain activities

Notwithstanding anything contained in the Grant Letter, if at any time you engage in an activity following your termination of employment, which in the sole judgment of the Committee is detrimental to the interests of the Company, including a subsidiary or affiliated company, all rights to any portion of the Grant will be forfeited. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

In addition, you agree, in consideration for the Grant, and regardless of whether any Shares have been issued, while you are employed or retained as a consultant by the Company or any of its subsidiaries or affiliates and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries or affiliates other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while the Grant is outstanding, or (y) the subsidiary employing or retaining you at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

By accepting the Grant, you agree that, should you breach the restrictions contained in the preceding paragraph, independent of any equitable or legal remedies that the Company may

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have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from any Award under the LTIP Program received on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two-year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder. The Plan also has specific provisions regarding the consequences that must follow certain types of restatements of the Company’s financial statements – those provisions can apply even if you have not breached any part of the LTIP Program.

You agree to the application of the Company’s Dispute Resolution Policy

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, Award Agreement, Awards and any related agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if, for any reason, a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non‑competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the LTIP Program, the Plan or the provisions of any Grant, Award or other agreements, including those related to the restricted stock units and related Shares or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary or affiliate of the Company.

It is our mutual intention that any arbitration award entered into under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of the Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any portion of the LTIP

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Program or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

Nothing in the Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in the Agreement requires you to waive any monetary award or other payment that you might become entitled to from any Government Agency. Further, nothing in the Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. You agree to waive the right to receive future monetary recovery directly from the Company, including payments by the Company that result from any complaint or charges that you file with any Governmental Agency or that are filed on your behalf.

The Grant does not imply any employment or consulting commitment by the Company

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or any consulting relationship, and that your employment status is that of an “employee‑at‑will” and, in particular, that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of Grant unless you have already agreed in writing to a longer period.

You agree to comply with applicable tax requirements

You agree to comply with the requirements of applicable federal, state, and other applicable laws with respect to withholding or providing for the payment of required taxes, and that you will provide related information as reasonably requested.

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